EXHIBIT 5.1

                                 August 15, 2000

At Comm Corporation
577 Airport Blvd., Suite 700
Burlingame, CA 94010

         RE:REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 15, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 727,095 shares of your Common Stock reserved for issuance under the 1994 Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale, and payment of consideration for the shares to be issued under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the shares will be legally and validly issued, fully paid, and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                Very truly yours,

                                WILSON, SONSINI, GOODRICH & ROSATI
                                Professional Corporation


                                By: /s/ WILSON SONSINI GOODRICH & ROSATI
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